                [LETTERHEAD OF MORRISON & FOERSTER LLP OMITTED]

May 12, 2006

BioMimetic Therapeutics, Inc.
389-A Nichol Mill Lane
Franklin, Tennessee 37067

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1, as amended, of BioMimetic Therapeutics, Inc., a Delaware corporation (the
"Company"), filed with the Securities and Exchange Commission (the "Commission")
on February 10, 2006 (Registration No. 333-127830) (the "Registration
Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 5,290,000 shares, including 690,000 shares subject to an underwriters' over-allotment option (the "Shares"), of the Company's common stock, $0.001 par value per share (the "Common Stock"), which are authorized but unissued shares of Common Stock to be offered and sold by the
Company. The Shares are to be sold to the underwriters named in the Registration
Statement for resale to the public.

     As counsel to the Company, we have examined the proceedings taken by the
Company in connection with the issuance and sale of the Shares.

     We are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration
Statement will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement and any amendments thereto. We also consent to the use of our name in the related prospectus under the heading
Legal Matters. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP